            Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 3 to the Registration Statement (Form S-1 on Form S-3 No. 333-280102) and related Prospectus of Forward Air Corporation for the registration of its common stock and to the incorporation by reference therein of our reports dated March 24, 2025, with respect to the consolidated financial statements of Forward Air Corporation, and the effectiveness of internal control over financial reporting of Forward Air Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Atlanta, Georgia
June 13, 2025